EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AEGON USA Companies Employee Stock Option Plan - 2008 for the registration of 3,240,900 Common Shares, of our reports dated March 25, 2008, with respect to the consolidated financial statements and schedules of AEGON, N.V., and the effectiveness of internal control over financial reporting of AEGON N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG ACCOUNTANTS

The Hague, The Netherlands
June 27, 2008